                                                                   Exhibit 21.1


                                  AMC, Inc.
                         Subsidiaries of the Company
                            as of August 31, 1996



Gift Mart Limited Partner, Inc.
GMGP, Inc.
EC Holdings, Inc.
LFGP, Inc.